EXHIBIT (h)(32)

SUPPLEMENT TO PARTICIPATION AGREEMENT DATED MARCH 10, 2000

(as amended and supplemented from time to time)

AMONG

DWS VARIABLE SERIES II (“DWSVS II”)

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.

DWS INVESTMENTS DISTRIBUTORS, INC.

AND

FARMERS NEW WORLD LIFE INSURANCE COMPANY

The parties hereto agree that the Participation Agreement is amended to add the following additional Designated Portfolio(s) for such Separate Accounts and Contracts as may be necessary or appropriate in connection with pending reorganization(s) related thereto. The class or classes currently permitted for the Acquired Portfolio are hereafter permitted for the Surviving Portfolio. Each Surviving Portfolio is added for use with the same Separate Accounts and Contracts as currently provided for the Acquired Portfolio.

Acquired Portfolio Currently a Designated Portfolio	Surviving Portfolio to be Added as a Designated Portfolio	Class
DWS Variable Series II—DWS Strategic Value VIP (formerly, Kemper-Dreman High Return Equity VIP)	DWS Variable Series II—WS Large Cap Value VIP	A

IN WITNESS WHEREOF, each of the parties has caused this Supplement to be executed as of April 29, 2011.

FARMERS NEW WORLD LIFE INSURANCE COMPANY

By:	/s/ Harris Mortensen
Title:	Assistant Vice President

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.

By:	/s/ J. Nolan
Title:	CEO
By:	/s/ A. Miranda

Title:	COO

DWS INVESTMENTS DISTRIBUTORS, INC.

By:	/s/ Michael Woods
Title:	CEO

By:	/s/ A. Miranda
Title:	COO

DWS VARIABLE SERIES II

By:	/s/ Rita Rubin
Title:	Assistant Secretary

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